Exhibit 8.2

November 3, 2021

Revelation Biosciences, Inc.
4660 La Jolla Village Dr., Suite 100
San Diego, CA 92122

Ladies and Gentlemen:

We have acted as counsel to Revelation Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the transactions contemplated by the agreement and plan of merger, dated as of August 29, 2021 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Petra Acquisition, Inc., a Delaware corporation (“Petra”), and Petra Acquisition Merger Inc., a Delaware corporation and a wholly-owned subsidiary of Petra (“Merger Sub”), pursuant to which Merger Sub will merge with and into Company, with the Company surviving the merger as a wholly owned subsidiary of Petra (the “Business Combination”). Reference is made to the Registration Statement on Form S-4 of the Company, filed on September 17, 2021 (Registration Number 333-259638) including the proxy statement/prospectus forming a part thereof (as amended or supplemented through the date hereof, the “Registration Statement”), relating to the Business Combination.

For purposes of this opinion, we have examined and relied upon the Registration Statement and such other documents as we have deemed necessary or appropriate, including but not limited to the Merger Agreement and certain representation letters from the management of the Company, Petra and Merger Sub; and we have assumed, with your consent, the following:

1.	the authenticity and accuracy of all documents reviewed by us (including the conformity to original documents of all documents submitted to us using electronic signature technology (e.g., via DocuSign or similar electronic signature technology) and the authenticity of such original documents);

2.	that the signatures on all documents examined by us are genuine and have been duly authorized, and such documents reflect all material terms of the agreement between the parties to such documents;

3.	that the parties to such documents have complied and will comply with the terms thereof, and that such documents are enforceable in accordance with their respective terms;

4.	that the representations made by the Company, Petra and Merger Sub in the Merger Agreement are and will remain accurate and complete at all times up to and including the effective time of the Business Combination;

5.	that such documents have been duly authorized by, have been duly executed and delivered by, and constitute (to the extent containing contractual or other obligations) legal, valid, binding and enforceable obligations of, all parties to such documents;

6.	all of the parties to such documents are duly organized, validly existing, and have power and authority (corporate, partnership, or other) to execute, deliver, and perform the obligations in such documents; and

7.	that the transactions provided for by each agreement were and will be carried out in accordance with their respective terms.

November 3, 2021

In rendering our opinion we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

This opinion addresses only certain U.S. federal tax consequences of the Business Combination to certain holders of Company securities.

Based upon and subject to the foregoing, and subject to the qualifications, assumptions and limitations contained therein, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion, under presently applicable U.S. federal income tax law, that the statements in the Registration Statement set forth under the captions “U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Revelation Common Stock” and “U.S. Federal Income Tax Consequences of the Merger to Non-U.S. Holders of Revelation Common Stock,” to the extent that they constitute descriptions or summaries of U.S. federal income tax law or legal conclusions with respect thereto, are accurate in all material respects.

This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Business Combination under the law of any other jurisdiction. This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise. Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Fox Rothschild LLP

Fox Rothschild LLP